Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this the Registration Statement of Volato Group, Inc. on Amendment No. 3 to Form S-1 of our report dated March 25, 2024 with respect to our audits of the financial statements of Volato Group, Inc. as of December 31, 2023 and 2022, and for the years then ended.  Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California
July 23, 2024